Exhibit 10.16

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

This License Agreement (“Agreement”) made this eleventh day of December, 2018 (the “Effective Date”) by and between Northwestern University, an Illinois corporation having a principal office at 633 Clark Street, Evanston, Illinois 60208 (hereinafter referred to as “Northwestern”) and Oncorus, Inc., a Delaware corporation having a principal office at 50 Hampshire St., Suite 401, Cambridge, MA 02139 (hereinafter referred to as “Licensee”) (each of Northwestern and Licensee individually a “Party” and collectively the “Parties”).

WITNESSETH

WHEREAS, Northwestern, Trustees of Tufts College and NUTech Ventures, (collectively “Institutions”) are the owners of certain patent rights relating to Non-neuroinvasive herpes viruses (NU2014-106) and have the right to grant licenses hereunder, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government;

WHEREAS, Institutions desire to have the Patent Rights (as defined below) developed and commercialized to benefit the public and is willing to grant a license hereunder;

WHEREAS, pursuant to an agreement between Northwestern, Trustees of Tufts College and NUTech Ventures, Northwestern on behalf of Trustees of Tufts College and NUTech Ventures, has been granted the rights to grant licenses to the Patent Rights hereunder;

WHEREAS, Licensee has represented to Northwestern that Licensee has the expertise, experience, and resources necessary to enable Licensee to commit itself to a thorough, vigorous and diligent program to develop and subsequently manufacture, market and sell products utilizing the Patent Rights; and

WHEREAS, Licensee desires to obtain a license under the Patent Rights upon the terms and conditions hereafter set forth.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto agree as follows:

ARTICLE I – DEFINITIONS

1.1 “Affiliate” shall mean any corporation, firm, partnership or other entity which controls, is controlled by or is under common control with a Party. For the purposes of this definition, “control” shall mean any right or collection of rights that together allow direction on any vote with respect to any action by an entity or the direction of management and operations of that entity. Such right or collection of rights includes without limitation (a) the authority to act as sole member or shareholder or partner with a majority interest in an entity; (b) a majority interest in an entity; and (c) the authority to appoint, elect, or approve at least a majority of the governing board of that entity.

1.2 “Commercially Reasonable Efforts” shall mean [***].

1.3 “Confidential Information” shall have the meaning set forth in Article III.

1.4 “Development Plan” shall have the meaning set forth in Section 4.1.

1.5 “FDA” shall mean the United States Food & Drug Administration and any successor agency thereto.

1.6 “Field” shall mean Oncolytic viruses for the treatment and prevention of cancer in humans and animals. The Field specifically excludes diagnostics, human and animal vaccine development and use, and veterinary use.

1.7 “First Commercial Sale” means with respect to a Licensed Product, the first commercial sale in a country in the Territory of such Licensed Product; provided, that First Commercial Sale does not include (a) any use of such Licensed Product in clinical trials, pre-clinical studies or other development activities, or (b) the disposal or transfer of such Licensed Product for a bona fide charitable purpose, including expanded access, compassionate use or named patient use.

1.8 “Follow-On Patent Rights” shall mean any patents or patent applications filed by the Institutions within [***] of the Effective Date, and any divisions, provisionals, continuations or continuations-in-part thereof, which claim or cover an invention that is a modification or improvement to any subject matter that is claimed in the Original Patent Rights. Follow-On Patent Rights shall not include research or discoveries that arise from collaborations between the inventors of the Original Patent Rights and other faculty investigators at Institutions or outside Institutions who are not inventors of the Original Patent Rights.

1.9 “IND” shall mean an Investigational New Drug Application suitable for obtaining approval to ship a Licensed Product for the purpose of safety and effectiveness testing of such Licensed Product.

1.10 “Know-How” shall mean certain proprietary know-how or non-public technical information, existing as of the Effective Date of this Agreement, owned by the Institutions and that the Institutions have a legal right to convey and which has been necessary or useful to practice the Patent Rights in the Field.

1.11 “Licensed Products” shall mean any product or service, the manufacture, use or sale of which is covered or claimed by a Valid Claim at the time and in the country of manufacture, use or sale or that incorporates or is developed or made using the Patent Rights in the Field.

1.12 “Major Market Country” shall mean [***].

1.13 “NDA” shall mean an application suitable for obtaining Regulatory Approval, the approval of which is necessary to market Licensed Products in the United States, whether such application is pending or approved or is to be filed with respect to the Licensed Products, submitted or to be submitted to the FDA under applicable United States Law.

1.14 “Net Sales” shall mean [***].

1.15 “Non-Commercial Research Purposes” means the use or practice of Patent Rights solely for academic research and other not-for-profit or scholarly purposes which are undertaken at a non-profit or governmental institution that does not involve any use in clinical trials in the Field, the production or manufacture of products for sale or the performance of services for a fee in the Field, or the granting of any right or license under the Patent Rights in the Field or providing any materials claimed in the Patent Rights in the Field for use in development or commercialization to any for-profit or commercial third party. Without limiting the foregoing: (i) “academic research and other not-for-profit or scholarly purposes” includes, in non-limiting fashion, research that leads, or may lead, to patentable or unpatentable inventions that may be licensed or otherwise transferred, either directly or indirectly, to third parties; and (ii) neither (A) receipt of license revenues on account of such inventions or receipt of reimbursements for the costs of preparation and shipping of samples of materials provided to third parties as a professional courtesy, in response to post-publication requests or otherwise in accordance with academic custom nor (B) receipt of funding to cover the direct and/or indirect costs of research, shall constitute sale of products or performance of service for a fee.

1.16 “Original Patent Rights” shall mean the patents and patent applications listed on Exhibit A attached hereto and incorporated herein by reference, and any patents which issue from the patent applications listed on Exhibit A attached hereto and incorporated herein by reference, and all divisions, continuations and continuations-in-part thereof (but only to the extent of the subject matter that is described and enabled by a disclosure in a patent or patent application listed in Exhibit A that is sufficient to meet the requirements of 35 U.S.C. § 112) and any foreign counterparts thereto.

1.17 “Patent Rights” shall mean the Original Patent Rights and any Follow-On Patent Rights.

1.18 “Phase II Clinical Trial” shall mean a human clinical trial that would satisfy the requirements of 21 C.F.R §312.21(b).

1.19 “Phase III Clinical Trial” shall mean a controlled human clinical trial designed to support an applicable for Regulatory Approval.

1.20 “Prosecuting Party” shall have the meaning set forth in Section 8.2.3.

1.21 “Regulatory Approval” shall mean the approval of either the FDA or a foreign counterpart thereto required to commence commercial sale of a Licensed Product in such country in the Territory.

1.22 “Sublicense Payments” shall mean [***].

1.23 “Sublicensee” shall mean any person or entity, including an Affiliate, to whom Licensee directly or indirectly, other than by assignment of this Agreement in whole or in part pursuant to Section 12.1, grants or otherwise conveys Northwestern’s rights in any Patent Rights.

1.24 “Term” shall have the meaning set forth in Section 11.1.

1.25 “Territory” shall mean entire world.

1.26 “Valid Claim” shall mean in the applicable country, any claim of: (a) a pending application within the Patent Rights which has not been pending for more than [***]; and/or (b) an issued and unexpired patent included in the Patent Rights that has not been abandoned, lapsed, or held unenforceable, unpatentable or invalid by a decision of a court or tribunal of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal.

ARTICLE II – GRANT

2.1 In reliance upon the representations made to Northwestern by Licensee that Licensee has the unique experience, expertise and resources necessary to enable Licensee to perform its obligations hereunder, Northwestern hereby grants to Licensee and its Affiliates (a) an exclusive license, with the right to grant sublicenses (pursuant to Section 2.5) under Patent Rights to make, have made, use, import, offer for sale and sell Licensed Products in the Territory in the Field, and (b) a non-exclusive, sublicensable (pursuant to Section 2.5 and only when sublicensed in connection with the Patent Rights) under any Know-How to make, have made, use, import, offer for sale and sell Licensed Products in the Territory in the Field.

2.2 The grant under Section 2.1 shall be subject to the obligations of Northwestern and of Licensee to the United States Government under any and all applicable laws, regulations, and executive orders including those set forth in 35 U.S.C. §200, et seq. Licensee shall enable Northwestern to comply with its reporting obligations, including satisfying the requirements under such legislation for making practical application of each subject invention and by substantially manufacturing all Licensed Products or products produced through use of Licensed Products in the U.S. unless this requirement is waived by the Federal Agency per 35 U.S.C. §204 or any other provision. Licensee reserves full rights to request that Northwestern pursue waiver of any U.S. manufacturing requirement at the expense solely of Licensee.

2.3 Institutions reserve the rights, for themselves and others, to (a) make and use the subject matter described and claimed in Patent Rights; and (b) provide to others any materials claimed in the Patent Rights; each solely for Non-Commercial Research Purposes.

2.4 The grant of this license does not obligate Northwestern or any inventor of Patent Rights to make available to Licensee, its Sublicensees or Affiliates for their own use and benefit, Northwestern space, facilities, students and services, unless otherwise stated herein or in a separate contractual agreement between Northwestern and Licensee.

2.5 The license granted in Section 2.1 includes the right to grant sublicense of the rights licensed to Licensee under this Agreement. All sublicense agreements with Sublicensees shall be consistent with all terms and conditions of this Agreement or shall be null and void. If this Agreement is terminated for any reason, Northwestern agrees to enter into a license agreement for Patent Rights and Know-How directly with each Sublicensee then in compliance with its obligations under a sublicense agreement, provided in all cases the obligations of Northwestern under such license agreement with a Sublicensee will not be greater than the obligations of Northwestern under this Agreement, and the rights of the Sublicensee under such license agreement with Northwestern will not be less than the rights of Licensee under this Agreement, including all financial consideration and other rights of Northwestern. Northwestern agrees not to pursue any infringement claims against any Sublicensee with respect to the Patent Rights in the Field while Northwestern and such Sublicensee are actively negotiating a license agreement in good faith. Licensee shall provide Northwestern prompt notification and a copy of each sublicense agreement within [***] of execution. Any Affiliate of Licensee that desires to practice any of the rights licensed by Northwestern hereunder must enter into a sublicense agreement unless Licensee assigns its assets to such Affiliate, including its rights and obligations under this Agreement, in whole or exclusively in a field of use within the Field pursuant to Article XII. Any such Affiliate that enters into a sublicense agreement with Licensee shall be deemed an “Affiliate” and not a “Sublicensee” for purposes of Article 5. Licensee shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of Licensee and shall be liable for Sublicensees’ compliance with the terms and conditions of this Agreement. Sublicenses granted hereunder shall not be transferable, including by direct assignment or by further sublicensing, or indirectly by operation of law or transfer of voting control of a Sublicensee, without prior written approval of Northwestern. In all cases, Licensee shall remain responsible for ensuring that all Sublicensees comply with the financial and reporting obligations in this Agreement, and Licensee shall be responsible for collecting requisite payments and information from Sublicensees and providing such information to Northwestern in accordance with the terms of this Agreement. Each sublicense agreement shall name Institutions as a third party beneficiary.

2.6 Licensee shall have the exclusive right to prepare all filings and applications for Regulatory Approvals necessary or appropriate in any country to obtain any Regulatory Approvals required to market Licensed Products in any such country. [***].

2.7 Licensee agrees that it and its Affiliates will not, and will contractually require their Sublicensees to not, assert any patent arising from Licensee’s use of the Patent Rights, against the Institutions to prevent the Institutions from using any of the Patent Rights for its internal Non-Commercial Research Purposes.

2.8 Northwestern represents and warrants to Licensee that (a) it has the full power and right to enter into this Agreement on behalf of itself, the Trustees of Tufts College and NUTech Ventures, (b) the execution and delivery of this Agreement by Northwestern has been authorized by the Institutions, and (c) this Agreement is and will remain a valid and binding obligation of the Institutions, enforceable in accordance with its terms.

ARTICLE III – CONFIDENTIAL INFORMATION

3.1 Northwestern and Licensee each agree that all information contained in documents marked “Confidential” (“Confidential Information”) which are forwarded to one by the other shall be received in strict confidence, used only for the purposes of this Agreement, and not disclosed by the recipient (except as required by law or regulation or by court or administrative agency order), its agents or employees to any third party without the prior written consent of an authorized officer of the disclosing Party, unless such information (a) was in the public domain at the time of disclosure, (b) later became part of the public domain through no act or omission of the recipient, its employees, agents, successors or assigns, (c) was lawfully disclosed to the recipient by a third party having the right to disclose it, (d) was already known by the recipient at the time of disclosure, (e) was independently developed, or (f) is required to be submitted to a government agency to obtain and maintain the approvals and clearances of Licensed Products. Disclosure may also be made to Affiliates, distributors, customers, and agents, to nonclinical and clinical investigators, and to consultants, advisors and existing or bona fide potential investors, acquirers or collaborators, where necessary or desirable with appropriate confidentiality agreements in place with comparable binding obligations of confidentiality to protect the Confidential Information. Northwestern and Licensee also agree that Confidential Information may be orally disclosed by one Party to the other Party. Such information shall be confirmed in writing and designated “Confidential” within thirty (30) days of disclosure for the provisions of this Article III to apply.

3.2 Each Party’s obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other Party’s Confidential Information as it uses to protect its own Confidential Information, but in no event less than a reasonable degree of care. This obligation shall exist while this Agreement is in force and for a period of two (2) years thereafter.

3.3 This Agreement may be distributed solely (a) to those employees, agents and independent contractors of Northwestern and Licensee who have a need to know its contents, (b) to those persons whose knowledge of its contents will facilitate performance of the obligations of the Parties under this Agreement, (c) to those persons, if any, whose knowledge of its contents is essential in order to permit Licensee or Northwestern to maintain or secure the benefits under policies of insurance, (d) to officers, directors, partners, shareholders, agents, attorneys, accountants, investors or advisors of the Parties, or (e) as may be required by law or regulation or by court or administrative agency order.

ARTICLE IV – MILESTONES AND DUE DILIGENCE

4.1 Licensee hereby represents that Licensee has the unique experience, expertise and resources necessary to enable Licensee to perform its obligations hereunder. Licensee shall, within [***] following the Effective Date, submit to Northwestern a preliminary development and business plan that sets forth an outline of Licensee’s intended efforts to develop and commercialize Licensed Products (“Development Plan”). Such Development Plan shall include a summary of proposed personnel, expenditures and estimated timing for the development of Licensed Products and estimates of the market potential for Licensed Products. Northwestern acknowledges that due to long development times, scientific, potential safety and development hurdles and challenges and regulatory requirements and processes, such Development Plan will necessarily rely on and utilize estimates and assumptions that may or may not be realized due to such factors or to future market demands or conditions.

4.2 Licensee shall, by itself or through Sublicensees or other strategic relationships, use Commercially Reasonable Efforts to meet the following milestone events for at least one Licensed Product:

[***]

4.3 Licensee shall be entitled, from time to time, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the milestone events set forth in Section 4.2.

4.4 Licensee agrees to provide annual progress reports to Northwestern describing Licensee’s research and development efforts in the development of Licensed Products during the preceding year. Such progress reports shall be due each January, beginning January 2019, until the date of First Commercial Sale of a Licensed Product.

4.5 If, despite using Commercially Reasonable Efforts, Licensee believes that it will be delayed in meeting one or more milestone events set forth in Section 4.2, then Licensee will notify Northwestern and the Parties shall discuss in good faith the key reasons for any such delay. Where any such delay or failure to meet the goals set forth above is due to any key scientific, regulatory or technical challenges or complexities, or unexpected development costs, challenges or complexities or safety issues, manufacturing hurdles, commercial factors, intellectual property issues or any other key aspects of development and commercialization, the Parties shall discuss the matter in good faith and after such discussions, Licensee shall propose in good faith [***] in order to remedy or overcome any such challenges. Northwestern shall [***] in good faith; provided, however, that in the event that after Licensee initiates [***] Licensee or its Sublicensee is not using [***] to achieve the objectives set forth in [***] Northwestern shall have the right and option to either terminate this Agreement or change Licensee’s exclusive license to a nonexclusive license in accordance with Section 11.3.

ARTICLE V – PAYMENT

In consideration of the license granted by Northwestern to Licensee under this Agreement, Licensee shall pay to Northwestern the following:

5.1 License Fees.

(a) Upfront Fee. A non-creditable, non-refundable licensing fee of $[***] within [***] of execution of this Agreement or the Effective Date.

(b) License Maintenance Fee. A [***] non-creditable (except as provided below), non-refundable maintenance fee, beginning [***] from the Effective Date, and on each one (1) year anniversary of the Effective Date. Such maintenance fee will increase to [***] starting on the [***] anniversary of the Effective Date. Such fee shall will remain in effect until first full calendar year after [***] of the first Licensed Product(s), at which time section 5.3 shall apply.

5.2 Milestone Payments. Licensee shall pay to Northwestern the following non-creditable and non-refundable milestone payments upon the first achievement of particular milestones in the development and sale of Licensed Products:

[***]

For clarity, each milestone payment set forth above shall be paid only once under this Agreement for the first Licensed Product to achieve such milestone event, regardless of the number of Licensed Products developed by licensee or a Sublicensee which achieve such event.

5.3 Royalties.

(a) Minimum Royalties. Beginning the first full calendar year after First Commercial Sale of a Licensed Product in a Major Market Country and extending for the Term, Licensee shall pay to Northwestern minimum royalty payments of $[***] in the first full calendar year after such First Commercial Sale of a Licensed Product and $[***] per calendar year thereafter. The minimum royalty payments shall be credited towards the running royalties earned during the same year, as set forth in Section 5.3(b). Licensee shall make all royalty payments on a quarterly basis as provided in Section 6.1. If royalties due on Net Sales (plus the credit due under Section 5.2, if any) have not reached the minimum by Dec. 31 in any calendar year, Licensee shall pay the balance due with the royalty payment due on fourth (4th) quarter Net Sales of that year.

(b) Running Royalties. On a country-by-country and Licensed Product-by-Licensed Product basis, Licensee shall pay to Northwestern a running royalty of (a) [***] of annual worldwide Net Sales of Licensed Products. Royalties shall be paid beginning on the date of First Commercial Sale of Licensed Products provided that the Licensed Product is covered by a Valid Claim in the Patent Rights at the time of First Commercial Sale, and continuing until the later of (i) ten (10) years after the First Commercial Sale of the Licensed Product in such country or (ii) the expiration in such country of the last Valid Claim covering such Licensed Products. In the case of (i) above, if all Valid Claims within the Patent Rights expire during the ten (10) years following the First Commercial Sale of the Licensed Product, then for the remaining duration of such ten (10) year period after expiration of all Valid Claims within the Patent Rights, the royalty rate shall be reduced by [***].

5.4 Sublicense Payments. In addition to the running royalties under Paragraph 5.3(b) (which shall remain in effect with respect to Sublicensees’ Licensed Products), if Licensee enters into a sublicense agreement with a Sublicensee with respect to a Licensed Product where such sublicense agreement includes commercial rights, (including in the case of an option to license; but specifically excluding research licenses and licenses to enable contract research and contract manufacturing), Licensee shall pay Northwestern one of the following:

(a) $[***] if the sublicense agreement is executed prior to Regulatory Approval for the Licensed Product; or

(b) if the sublicense agreement is executed after Regulatory Approval for a Licensed Product, [***] of any Sublicense Payments received by Licensee during the Term of the Agreement. Where any sublicense is part of a broader transaction that involves the sublicense, license or assignment of other intellectual property rights or assets owned by Licensee or licensed or otherwise controlled by Licensee from a third party in addition to the Patent Rights, Licensee will propose in good faith an appropriate relative apportionment between the value of the Patent Rights being sublicensed and the value of the other rights being sublicensed, licensed or assigned by Licensee that were owned or controlled by Licensee or obtained from such third party and the Sublicense Payments required hereunder shall be based solely upon that portion of the total value that represents the value of the sublicense of the Patent Rights. However, at no time shall the appropriate relative apportionment of the Patent Rights be less than [***] of the total value.

5.5 Patent Expenses.

(a) Licensee will reimburse Northwestern for [***] of Institutions’ out of pocket patent expenses incurred prior to the Effective Date to prepare, file and prosecute the Original Patent Rights, such expenses totaling $[***] as of December 7, 2018, an amount subject to change as Northwestern receives invoices for additional such patent expenses incurred prior to the Effective Date.

(b) Licensee will pay [***]% of all out of pocket patent expenses incurred by Institutions after the Effective Date for the patent preparation, filing, prosecution and maintenance of the Patent Rights, including without limitation any interference or other proceeding before the United States Patent and Trademark Office, provided that Licensee’s share of out of pocket patent expenses will be reduced on a pro rata basis beginning on the date that Northwestern grants a commercial license to the Patent Rights to more than one third party for use outside the Field. Such reimbursements shall be due within [***] of receipt of an invoice by Licensee from Northwestern. All payments are due within [***] of receiving an invoice.

5.6 Tax Withholding. The fees payable to Northwestern are on a “net of tax” basis. It is intended that any applicable taxes in any country (either by way of withholding taxes or by way of any indirect taxes, by whatever name called) will be to the account of and will be borne fully by Licensee and will not be withheld from the fees payable to Northwestern.

5.7 All fees associated with wire transfers shall be borne by Licensee.

ARTICLE VI – PAYMENT, REPORTS AND RECORDS

6.1 Payment Dates and Reports. Within [***] after the end of each calendar quarter of each year during the Term of this Agreement (including the last day of any calendar quarter following the expiration of this Agreement), Licensee shall pay to Northwestern, all fees and royalties accruing during such calendar quarter. Any payments of royalties shall be accompanied by a statement showing the Net Sales of each Licensed Product by Licensee and its Sublicensees in each country, the applicable royalty rate and the calculation of the amount of royalty due.

6.2 Accounting.

(a) Payments in U.S. Dollars. All dollar sums referred to in this Agreement are expressed in U.S. dollars and the Net Sales used for calculating the royalties and other sums payable to Northwestern by Licensee pursuant to Section 6.1 shall be computed in U.S. dollars. All payments of such sums and royalties shall be made in U.S. dollars. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing U.S. dollars with such foreign currency in question as quoted by Citibank in New York on the last business day of the calendar quarter for which the relevant royalty payment is to be made by Licensee.

(b) Blocked Royalties. Notwithstanding the foregoing, if by reason of any restrictive exchange laws or regulations Licensee or any Affiliate or Sublicensee hereunder shall be unable to convert to U.S. dollars an amount equivalent to the fee or royalty payable by Licensee hereunder in respect of Licensed Product sold for funds other than U.S. dollars, Licensee shall notify Northwestern promptly with an explanation of the circumstances. In such event, all royalties due hereunder in respect of the transaction so restricted (or the balance thereof due hereunder and not paid in funds other than U.S. dollars as hereinafter provided) shall be deferred and paid in U.S. dollars as soon as reasonably possible after, and to the extent that such restrictive exchange laws or regulations are lifted so as to permit such conversion to United States dollars, of which lifting Licensee shall promptly notify Northwestern. At its option, Northwestern shall meanwhile have the right to request the payment (to it or to a nominee), and upon such request Licensee shall pay, or cause to be paid, all such amounts (or such portions thereof as are specified by Northwestern) in funds, other than U.S. dollars, designated by Northwestern and legally available to Licensee under such then existing restrictive exchange laws or regulations.

6.3 Records. Licensee shall keep, and shall cause its Affiliates and Sublicensees to keep, for [***] from the date of payment of royalties, complete and accurate records of sales of each Licensed Product by Licensee; its Affiliates and its Sublicensees in sufficient detail to enable the accruing royalties to be determined accurately. Northwestern shall have the right during this period of [***] after receiving any report with respect to royalties due and payable to appoint, at its expense, an independent certified public accountant to inspect the relevant records of Licensee, its Affiliates and its Sublicensees to verify such report. Northwestern shall submit the name of said accountant to Licensee for approval; said approval shall not be unreasonably withheld. Licensee shall make its records and those of its Affiliates and Sublicensees available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Northwestern, to the extent necessary to verify the accuracy of the payments paid by Licensee under this Agreement, and the audit report from the accountant shall be limited to the amounts owed, if any, with not more than [***]. Northwestern agrees to hold in strict confidence all information concerning royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Northwestern to reveal such information in order to enforce its rights under this Agreement or as may be required by law. If royalties are understated by [***] or more in Licensee’s favor, the Licensee shall, within [***] of receipt of the audit report, pay the balance due Northwestern plus all reasonable costs of the audit or inspection and [***]. If royalties are understated by less than [***], Licensee shall include such understated amount with the next scheduled payment pursuant to Section 6.1.

ARTICLE VII – PUBLICATION

Institutions will be free to publish the results of any research related to Patent Rights or Licensed Products and use any information for purposes of research, teaching, and other educationally-related matters. Institutions agree, however, that during the Term of this Agreement and for [***] thereafter, that Licensee shall have [***] to review and comment on any proposed publication. Should Licensee believe that any part of such publication would constitute the disclosure of Confidential Information as defined in Article III above, or contain information that might be patentable as a result of this research, Licensee will notify Northwestern in writing within such [***] review period of the relevant material. At the instruction and discretion of Licensee, Northwestern shall ensure either (a) the delay of publication of such article for up to an additional [***] in order to allow Licensee to coordinate with Northwestern to diligently pursue the filing of a patent application in accordance with the provisions in Article VIII; or (b) the redaction or removal certain Licensee Confidential Information from any proposed publication as instructed by Licensee. Northwestern agrees that any Confidential Information supplied to it by Licensee will not be included in any published material without prior written approval by Licensee.

ARTICLE VIII – PATENT PROSECUTION

8.1 Payment of Patent Costs. Payment of all fees and costs relating to the filing, prosecution, and maintenance of Patent Rights prior to the Effective Date shall be reimbursed by Licensee as set forth in Section 5.5. Payment of fees and costs relating to the filing, prosecution, and maintenance of Patent Rights incurred after the Effective Date by Licensee or by Northwestern at the request of Licensee shall be the responsibility of Licensee as set forth in Section 5.5. Any payments of such fees and costs by Northwestern shall be reimbursed by Licensee within [***] of Licensee’s receipt of an invoice from Northwestern or Northwestern’s patent counsel.

8.2 Patent Prosecution. Northwestern, on behalf of Licensee shall retain the right to apply for, seek prompt issuance of, and maintain during the Term of this Agreement the Patent Rights listed in Exhibit A in Northwestern’s name, in the United States and in foreign countries. Exhibit A may be amended by verbal agreement of both Parties, such agreement to be confirmed in writing. The Parties agree to use reasonable efforts to update Exhibit A on a semi-annual basis as new applications are filed and prosecution status changes. Northwestern shall keep Licensee informed in all matters of filing and prosecution, shall give Licensee reasonable opportunities to consult with and advise Northwestern concerning Northwestern’s prosecution, filing and maintenance activities by notifying Licensee [***] in advance of any such activity if Northwestern has been given such notice, and shall provide Licensee with copies of all documents related to patent filing, prosecution, and maintenance.

8.3 Northwestern, on behalf of Licensee through its patent counsel will take the lead on patent prosecution for additional filings falling within the scope of the Patent Rights listed in Exhibit A, keeping Licensee informed with opportunity to consult as described above.

8.4 In the event that Institutions elect (i) not to file a United States patent application which may claim priority from a patent application filed in another jurisdiction included within the Patent Rights, (ii) not to file a PCT application which may claim priority from a United States patent application included within the Patent Rights, or (iii) to abandon a patent or patent application included within the Patent Rights in a specific country, it shall promptly notify Licensee in writing, no later than [***] prior to the date by which an action must be taken to avoid a) abandonment of the patent or patent application included within the Patent Rights or b) payment of extension fees. In the event that Institutions notify Licensee of its decision not to file a non-provisional patent application claiming priority to a provisional patent application listed in Exhibit A or to abandon a U.S. patent or patent application covering any potentially patentable subject matter relating to the Patent Rights, Licensee shall have the right, but not the obligation, to file, prosecute, or maintain such patent or patent application at its sole discretion, control and expense and such patent or patent application shall be removed from the Patent Rights licensed hereunder. In the event that Institutions notify Licensee of their decision to abandon or not to file a PCT or national phase patent or patent application in any foreign country based on a U. S. provisional or utility application in the Patent Rights, Licensee shall have the right, but not the obligation, to file, prosecute, or maintain such PCT or foreign patent or patent application at its sole discretion and control.

ARTICLE IX – INFRINGEMENT

9.1 Each Party agrees to provide prompt written notice to the other Party of any alleged infringement of the Patent Rights by a third party, and of any available evidence thereof, of which it becomes aware.

9.2 During the Term of this Agreement, Licensee, to the extent permitted by law, shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights and, in furtherance of such right, Northwestern hereby agrees that Licensee may include Northwestern as a party plaintiff in such suit, without expense to Northwestern, provided, however, that such right to bring such infringement action shall remain in effect only for so long as the license granted herein remains exclusive. Prior to commencing any such action, Licensee shall consult with Northwestern and shall consider the view of Northwestern regarding the advisability of the proposed action and its effect on the public interest. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the prior written consent of Northwestern, which shall not be unreasonably withheld. If it is determined that Licensee does not have the right to prosecute an infringement of the Patent Rights, and Licensee notifies Northwestern of its desire to have such infringement action pursued, Northwestern agrees to prosecute such infringement of the Patent Rights on Licensee’s behalf and at Licensee’s sole expense, and Northwestern shall consult with Licensee on any such infringement action. Licensee shall indemnify Northwestern against any order for costs that may be made against Northwestern in any such proceedings. Any recovery resulting from an action brought by Licensee shall be distributed as follows: (a) each Party shall be reimbursed for any expenses it incurred in the action; (b) as to ordinary damages for past infringement, Licensee shall receive an amount equal to either (i) its lost profits, (ii) a reasonable royalty on the infringing sales, or (iii) whatever alternative measure of such damages the court shall have applied, and such amount shall be treated as Net Sales for the purpose of calculating running royalties under Section 5.3(b).

9.3 If [***] after having become aware of any alleged infringement Licensee has been unsuccessful in persuading the alleged infringer to desist and either has not brought or is not diligently prosecuting an infringement action, or if Licensee shall notify Northwestern at any time of its intention not to bring suit against any alleged infringer, then Northwestern shall have the right, at its sole discretion, to prosecute such infringement of the Patent Rights under its sole control and at its sole expense. In the event Northwestern elects to prosecute an infringement of any Patent Rights as set forth in this Section 9.3, then (a) Northwestern shall keep any recovery or damages for past infringement derived therefrom, and (b) Licensee shall not offer to sublicense the infringed Patent Rights to the alleged infringer without Northwestern’s written consent.

9.4 In the event that a declaratory judgment action alleging invalidity, unenforceability, or noninfringement of any of the Patent Rights shall be brought against Northwestern or Licensee, Northwestern, at its option, shall have the right, within [***] after it receives notice of the commencement of such action, to intervene and take over the sole defense of the action (but only to the extent of the Patent Rights) at its own expense. If Northwestern does not exercise this right, Licensee may take over the sole defense of the action at Licensee’s sole expense. No settlement, consent judgment or other voluntary final disposition of the action may be entered into without the prior written consent of Northwestern, which shall not be unreasonably withheld.

9.5 In any infringement suit that either Party may institute to enforce the Patent Rights pursuant to this Agreement and in any declaratory judgment action that one Party is defending, the other Party hereto shall, at the request and expense of the Party initiating or defending such suit, cooperate in all reasonable respects (including joining as a party if required by law) and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

9.6 For so long as the license granted herein remains exclusive during the Term of this Agreement, Licensee shall have the sole right to sublicense any alleged infringer for future use of the Patent Rights in accordance with the terms and conditions of this Agreement relating to sublicenses, provided, however, as set forth in Section 9.3 above for any alleged infringer against whom Northwestern is pursuing an infringement action, Licensee shall not offer to sublicense the infringed Patent Rights to such alleged infringer without Northwestern’s written consent. Any upfront fees as part of such a sublicense shall be shared equally between Licensee and Northwestern (such upfront payments will not also be subject to payments to Northwestern under Section 5.4 in addition to this equal sharing); other revenues to Licensee resulting from such a sublicense shall be treated pursuant to Sections 5.3 and 5.4.

ARTICLE X – PRODUCT LIABILITY

10.1 Licensee shall at all times during the Term of this Agreement and thereafter, indemnify, defend and hold Institutions, their trustees, directors, officers, employees and Affiliates (“Institution Indemnitees”), harmless against all third party claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) or arising from any obligation of Licensee hereunder.

10.2 Licensee shall obtain and carry in full force and effect commercial, general liability insurance, which shall protect Licensee and Institutions with respect to events covered by Section 10.1 above. Such insurance shall be written by an insurance company authorized to do business in the State of Illinois, shall list Northwestern as an additional insured thereunder, and shall require [***] written notice to be given to Northwestern prior to any cancellation or material change thereof. The limits of such insurance shall not be less than [***]. Licensee shall provide Northwestern with Certificates of Insurance evidencing the same. Northwestern shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner. In the event that Licensee or its Affiliates or Sublicensees: (a) initiates human clinical trials of Licensed Products, (b) undertakes the commercial level production or manufacture of Licensed Products intended for general public consumption or use, or (c) sells, leases, uses, consumes or advertises such Licensed Products, Licensee shall provide written notification to Northwestern prior to entering into such activity. If either Party reasonably believes that the insurance limits set forth above are inappropriate for the industry in which Licensed Products are to be sold, or if Northwestern reasonably believes that such limits are inadequate to provide reasonable protection for Northwestern, the Parties shall then negotiate in good faith to determine appropriate limits.

10.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, INSTITUTIONS, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE,

VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. [***], NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY INSTITUTIONS THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL INSTITUTIONS, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER NORTHWESTERN SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY.

10.4 Licensee, by execution hereof, acknowledges, covenants and agrees that Licensee has not been induced in any way by Institutions or employees or students thereof to enter into this Agreement, and further warrants and represents that (a) Licensee has conducted sufficient due diligence with respect to all items and issues pertaining to this Agreement; and (b) Licensee has adequate knowledge and expertise, or has used knowledgeable and expert consultants, including but not limited to competent legal counsel, to adequately conduct such due diligence, and agrees to accept all risks inherent herein.

ARTICLE XI – TERM AND TERMINATION

11.1 This Agreement shall become effective on the Effective Date. Unless sooner terminated as provided for below, this Agreement shall continue in effect, on a country-by-country basis, until the later of (a) ten (10) years after the first commercial sale of the Licensed Product in such country provided that the Licensed Product is covered by a Valid Claim in the Patent Rights at the time of first commercial sale or (b) the expiration in such country of the last Valid Claim in the Patent Rights covering such Licensed Products as outlined in Section 5.4(b) (“Term”).

11.2 Licensee shall have the right to terminate this Agreement for any reason or merely for convenience in whole or in part anytime by giving Northwestern ninety (90) days written notice.

11.3 Northwestern shall have the right to terminate or render this license non-exclusive at any time if Licensee fails to use Commercially Reasonable Efforts as set forth in Section 4.2. Northwestern shall provide [***] notice in advance of such termination or rendering the license non-exclusive. If Northwestern elects to render this license non-exclusive, then all payments due to Northwestern under Sections 5.1, 5.2 and 5.3 shall be reduced by [***]. Unless Licensee undertakes activities to put it in compliance with this Section 11.3 during the [***], the Agreement shall terminate or the exclusivity will terminate, accordingly, at the end of the [***] period. [***].

11.4 The provisions of Section 2.5 shall survive termination of this Agreement in accordance with its terms and the provisions of Article III (Confidentiality), Article V (Payment), Article VI (Payments, Reports and Records), Article X (Product Liability), Article XI (Term and Termination), Article XIII (Dispute Resolution), Article XIV (Notices and Payments) and Article XV (General) shall survive termination or expiration of this Agreement in accordance with their terms.

11.5 If (a) Licensee makes any general assignment for the benefit of its creditors; (b) a petition is filed by or against Licensee, or any proceeding is initiated against Licensee as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; or (c) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Licensee’s assets or property, then Northwestern may immediately terminate the license granted by this Agreement upon written notice to Licensee of such termination.

11.6 If either Party breaches any material obligation imposed by this Agreement then the other Party may at its option, send a written notice to the Party in breach that it intends to terminate the license granted by this Agreement. If the Party in breach does not cure the breach, within [***] from the notice date, then the other Party shall have the right to terminate the license granted immediately upon the date of mailing of a written notice of termination to the Party in breach.

11.7 Upon termination of this Agreement for any cause, nothing herein shall be construed to release either Party of any obligation that has matured prior to the effective date of such termination. Licensee may, after the date of such termination, sell all Licensed Products that it may have on hand at the date of termination, provided that it pays the earned royalty thereon as provided in this Agreement. All Confidential Information provided to a Party hereunder shall be returned or destruction certified to the disclosing Party, at the disclosing Party’s election.

11.8 In the event of termination for breach by Licensee, Licensee agrees to no longer use any of the Patent Rights under which it has been granted a license. In the event Licensee terminates this Agreement pursuant to Section 11.2 or Northwestern terminates this Agreement pursuant to Sections 11.3, 11.5 or 11.6, Licensee and Northwestern may, for a period of [***] thereafter, negotiate in good faith for the terms to be applicable to a potential license or assignment agreement, under which Licensee would license or assign to Northwestern and provide Northwestern with the right to reference, cross-reference, review, have access to, incorporate and use all documents and other materials filed by or on behalf of Licensee and its Affiliates with any regulatory authority in furtherance of applications for Regulatory Approval in the relevant country with respect to Licensed Products; provided, however, that neither Party shall be under any obligation to enter into any such license or assignment agreement, and Licensee shall not be required to grant any such rights to Northwestern unless the Parties enter into a mutually acceptable definitive agreement, at the sole discretion of each Party.

ARTICLE XII – ASSIGNMENT

12.1 Due to the nature and purpose of this Agreement, the Parties agree that a material element of this Agreement is that Northwestern has selected Licensee to serve as the licensee under this Agreement based on the representations made by Licensee that it has the unique experience, expertise and resources necessary to enable it to perform the obligations of the license hereunder. Accordingly, the Parties agree that this Agreement, the license granted hereunder, and the obligations of Licensee hereunder shall not be assigned, sublicensed (unless herein granted), or otherwise transferred by the Licensee without the prior written consent of Northwestern, which shall not be unreasonably withheld, provided, however, that such consent shall not be required if Licensee assigns this Agreement in its entirety (either by contract or by operation of law) to an Affiliate or in connection with a merger, acquisition, sale or other change of control of Licensee, or in connection with the sale, transfer or other disposition of all or substantially all of Licensee’s business or assets relating to the rights licensed hereunder, so long as such of its Affiliates, or any successor or transferee do not have any of the qualities or statuses set forth in the following sentence and further provided that Licensee is in good standing with respect to this Agreement. Licensee shall not assign this Agreement to a third party which (a) does not have the necessary resources to commercially develop the licensed Patent Rights, (b) which is in active litigation, arbitration proceedings or other contractual dispute with Northwestern at the time of assignment, (c) which is controlled by one or more organizations known to be affiliated with countries that are considered by the U.S. government as rogue, (d) which is considered as a business that does not seek to actively make technology available to the public in commerce, (e) which is engaged in “patent troll” activities, or (f) whose association with Northwestern will materially negatively impact Northwestern’s reputation as an academic institution. In all cases the assignee or transferee entity must have agreed in writing to assume and comply with Licensee’s obligations under, and be bound by, this Agreement and any applicable sublicense granted by Licensee under this Agreement. Any proposed assignment, delegation or transfer in contravention with this Agreement shall be null and void. This Agreement shall be binding on and shall inure to the sole benefit of the Parties and their permitted successors and assigns.

12.2 It is the understanding of the Parties that in the event a bankruptcy petition is filed by or against Licensee, or any proceeding is initiated against Licensee as a debtor under any bankruptcy or insolvency law, applicable law excuses Northwestern from accepting performance from or rendering performance to an entity other than Licensee, and Licensee, or trustee operating on behalf of the Licensee, shall be prohibited from assigning, sublicensing, or otherwise transferring the license granted hereunder and/or the obligations of Licensee hereunder without the prior written consent of Northwestern.

ARTICLE XIII – DISPUTE RESOLUTION

13.1 The Parties agree to effect all reasonable efforts to resolve any and all disputes between them in connection with this Agreement in an amicable manner.

13.2 The Parties agree that any dispute that arises in connection with this Agreement and which cannot be amicably resolved by the Parties shall be resolved by binding Alternative Dispute Resolution (ADR) in the manner set forth in Section 13.3 through Section 13.5.

13.3 If a Party intends to begin ADR to resolve a dispute, such Party shall provide written notice to the other Party informing the other Party of such intention and the issues to be resolved. Within [***] after its receipt of such notice, the other Party may, by written notice to the Party initiating ADR, add additional issues to be resolved. If the Parties cannot agree upon the selection of a neutral within [***] following receipt of the original ADR notice, a neutral shall be selected by the International Institute for Conflict Prevention & Resolution, Inc., 575 Lexington Avenue, 21st Floor, New York, NY 10022 http://www.cpradr.org/. The neutral shall be a single individual having experience in the biological therapeutics industry and university technology transfer who shall preside in resolution of any disputes between the Parties. The neutral selected shall not be an employee, director or shareholder of either Party or an Affiliate or Sublicensee.

13.4 Each Party shall have [***] from the date the neutral is selected to object in good faith to the selection of that person. If either Party makes such an objection, the then President of the CPR shall, as soon as possible thereafter, select another neutral under the same conditions as set forth above. This second selection shall be final.

13.5 The ADR shall be conducted in the following manner:

(a) No later than [***] after selection, the neutral shall hold a hearing to resolve each of the issues identified by the Parties.

(b) [***].

(c) The neutral shall not require or permit any discovery by any means, including depositions, interrogatories or production of documents.

(d) Each Party shall be entitled to no more than [***] of hearing to present testimony or documentary evidence. The testimony of both Parties shall be presented during consecutive calendar days. Such time limitation shall apply to any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the Party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the neutral to determine whether the Parties have had the [***] to which each is entitled.

(e) Each Party shall have the right to be represented by counsel. The neutral shall have the sole discretion with regard to the admissibility of any evidence.

(f) The neutral shall rule on each disputed issue within [***] following the completion of the testimony of both Parties. Such ruling shall adopt in its entirety the proposed ruling of one of the Parties on each disputed issue.

(g) ADR shall take place in [***]. All costs incurred for a hearing room shall be shared equally between the Parties.

(h) The neutral shall be paid a reasonable fee plus expenses, which fees and expenses shall be shared equally by the Parties.

(i) The ruling shall be binding on the Parties and may be entered as an enforceable judgment by a state or federal court having jurisdiction of the Parties.

ARTICLE XIV – NOTICES AND PAYMENTS

Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

In the case of Northwestern:	Executive Director
Innovation and New Ventures Office
Northwestern University 1800 Sherman Avenue, Suite 504
Evanston, Illinois 60201

With a copy to:	Office of General Counsel
Northwestern University 633 Clark Street
Evanston, Illinois 60208
Attention: John Haugen

In the case of Licensee:	Oncorus, Inc.
Attention: Stephanie Duncanson
50 Hampshire St., Suite 401 Cambridge, MA 02139

ARTICLE XV – GENERAL

15.1 Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, interruption of supply of key raw materials, civil disorder, and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

15.2 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

15.3 Applicable Law. This Agreement is made in accordance with and shall be governed and construed under the laws of the State of Illinois, excluding its choice of law rules.

15.4 Entire Agreement. This Agreement and the exhibits attached hereto constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

15.5 Headings. The headings for each article and section in this Agreement have been inserted for convenience or reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

15.6 Independent Contractors. The Parties are not employees or legal representatives of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party.

15.7 Advertising. Licensee shall not use the name of the inventor listed in this Agreement, of any institution with which the inventor has been or is connected, nor the name of Northwestern, Trustees of Tufts College or NUTech Ventures in any advertising, promotional or sales literature, without prior written consent obtained from Northwestern, Trustees of Tufts College or NUTech Ventures in each case.

15.8 Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

15.9 Counterparts. This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

15.10 Export Controls. It is understood that Northwestern is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the United States Government and/or may require written assurances by Licensee that it will not export data or commodities to certain foreign countries without prior approval of such agency. Northwestern neither represents that a license is required, nor that, if required, it will be issued.

15.11 Patent Marking. Licensee agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

In Witness Whereof, the Parties have executed this Agreement effective as of the Effective Date.

Oncorus, Inc.

Signature:	/s/ Ted Ashburn

Date:	12/11/2018

Name:	Ted Ashburn, MD, Ph.D.

Title:	President & CEO

Company:	Oncorus, Inc.

Location:	Cambridge, MA

Northwestern University

Signature:	/s/ Alicia Löffler, Ph.D.

Date:	12/13/18

Name:	Alicia Löffler, Ph.D.

Title:	Associate Vice President & Executive Director

Innovation & New Ventures Office

Evanston, Illinois

Exhibit A

[***]

FIRST AMENDMENT TO THE LICENSE AGREEMENT

BY AND BETWEEN

NORTHWESTERN UNIVERSITY AND ONCORUS, INC.

This FIRST AMENDMENT (“Amendment”), effective as of September 26, 2019 (the “First Amendment Effective Date”), is entered into by and between NORTHWESTERN UNIVERSITY, an Illinois not-for-profit corporation having a principal office located at 633 Clark Street, Evanston, Illinois 60208 (“Northwestern”) and ONCORUS INC., a Delaware corporation having a principle office at 50 Hampshire Street, Suite 401, Cambridge, Massachusetts 02139 (“Licensee”).

RECITALS

WHEREAS, Northwestern and Licensee entered into that certain License Agreement dated December 11, 2018 pursuant to which Northwestern granted a Field exclusive license to Licensee for the purpose of commercializing certain Patent Rights and non-exclusive license to Know How (hereinafter, the “Original License”);

WHEREAS, the Original License shall be referred to as the “License”; and

WHEREAS, Northwestern and Licensee wish to further amend the License with regard to Follow-On Patent Rights, payments, publication, and product liability.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, IT IS AGREED:

ARTICLE I – DEFINITIONS

Section 1.8 shall be replaced in its entirety with the following:

“Follow-On Patent Rights” shall mean any patents or patent applications, including divisionals, provisionals, continuations or continuations-in-part thereof, that meet all of the following conditions: (a) list all, or substantially all, the inventors listed in the Original Patent Rights, (b) are in the Field. (c) are filed by the Institutions within [***] of the Effective Date, and (d) dominated by the Original Patent Rights. Follow-On Patent Rights shall not include research or discoveries that arise from collaborations between the inventors of the Original Patent Rights and other faculty investigators at Institutions or outside Institutions who are not inventors of the Original Patent Rights.

Section 1.14 shall be replaced in its entirety with the following:

“Net Sales” shall mean [***]

ARTICLE V – PAYMENT

Section 5.4 shall be replaced in its entirety with the following:

In addition to the running royalties on Net Sales under Paragraph 5.3(b) (which shall remain in effect with respect to Sublicensees’ Licensed Products), if Licensee enters into a sublicense agreement with a Sublicensee with respect to a Licensed Product where such sublicense agreement includes commercial rights, (including in the case of an option to license; but specifically excluding research licenses and licenses to enable contract research and contract manufacturing), Licensee shall pay Northwestern one of the following:

(a) $[***] if the sublicense agreement is executed prior to Regulatory Approval for the Licensed Product; or

(b) if the sublicense agreement is executed after Regulatory Approval for a Licensed Product, [***] of any Sublicense Payments received by Licensee during the Term of the Agreement. Where any sublicense is part of a broader transaction that involves the sublicense, license or assignment of other intellectual property rights or assets owned by Licensee or licensed or otherwise controlled by Licensee from a third party in addition to the Patent Rights, Licensee will propose in good faith an appropriate relative apportionment between the value of the Patent Rights being sublicensed and the value of the other rights being sublicensed, licensed or assigned by Licensee that were owned or controlled by Licensee or obtained from such third party and the Sublicense Payments required hereunder shall be based solely upon that portion of the total value that represents the value of the sublicense of the Patent Rights. However, at no time shall the appropriate relative apportionment of the Patent Rights be less than [***] of the total value.

ARTICLE VII – PUBLICATION

Article VII shall be replaced in its entirety with the following:

Institutions will be free to publish the results of any research related to Patent Rights or Licensed Products and use any information for purposes of research, teaching, and other educationally-related matters. Institutions agree, however, that during the Term of this Agreement and for [***] thereafter, that Licensee shall have [***] to review and comment on proposed publications that are both related to Patent Rights and by all or substantially all of the inventors listed in the Original Patent Rights. For clarity, the aforementioned proposed publications will be in the subject area of herpes viruses that are engineered to have decreased neuroinvasive properties. Should Licensee believe that any part of such publication would constitute the disclosure of Confidential Information as defined in Article III above, or contain information that might be patentable as a result of this research, Licensee will notify Northwestern in writing within such [***] review period of the relevant material. At the instruction and discretion of Licensee, Northwestern shall ensure either (a) the delay of publication of such article for up to an additional [***] in order to allow Licensee to coordinate with Northwestern to diligently pursue the filing of a patent application in accordance with the provisions in Article VIII; or (b) the redaction or removal certain Licensee Confidential Information from any proposed publication as instructed by Licensee. Northwestern agrees that any Confidential Information supplied to it by Licensee will not be included in any published material without prior written approval by Licensee.

ARTICLE X – PRODUCT LIABILITY

Section 10.1 shall be replaced in its entirety with the following:

Licensee shall and shall cause Affiliates and Sublicensees to at all times during the Term of this Agreement and thereafter, indemnify, defend and hold Institutions, their trustees, directors, officers, employees and Affiliates (“Institution Indemnitees”), harmless against all third party claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of the death of or injury to any person or persons or out of any damage to property, or resulting from the production, manufacture, sale, use, lease, consumption or advertisement of the Licensed Product(s) or arising from any obligation or right of Licensee under this agreement.

Except as set forth herein, all terms and conditions of the License shall remain in full force and effect. Unless otherwise defined in this Amendment, capitalized terms used in this Amendment shall have the same meaning as set forth in the License. This Amendment, together with the License, constitute the entire agreement of the Parties with respect to the subject matter hereof, and supersedes any other agreements, promises, representations or discussions, written or oral, concerning such subject matter

This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same document. Execution of the Amendment by a facsimile signature or other electronic delivery of an image file (e.g., PDF) shall be deemed an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Northwestern and Licensee acknowledge their acceptance of this Amendment effective as of the date and year first set forth above.

ONCORUS, INC.

By:	/s/ John McCabe

Name:	John McCabe

Title:	Chief Financial Officer

Date:	9/26/2019

NORTHWESTERN

By:	/s/ Alicia Loffler

Name:	Alicia Loffler

Title:	Executive Director, Associate Provost for Innovation and New Ventures, Assoc. Vice President, Research

Date:	9/27/19